Exhibit 99.1

Press Contact:
Anna McGrath
W. P. Carey Inc.
212-492-1166

amcgrath@wpcarey.com

Individual Investors:

W. P. Carey Inc.

(212) 492-8920

ir@wpcarey.com

W. P. Carey Inc. and CPA®:18 – Global Announce Proposed Merger

$2.7 Billion Transaction Provides Liquidity for CPA®:18 – Global Stockholders

NEW YORK, February 28, 2022 – Corporate Property Associates 18 – Global Incorporated (CPA®:18 – Global) announced today that it has entered into a definitive merger agreement pursuant to which CPA®:18 – Global will merge with W. P. Carey Inc. (W. P. Carey, NYSE: WPC), its advisor, in a transaction valued at approximately $2.7 billion. The transaction has been approved by CPA®:18 – Global’s Board of Directors upon the unanimous recommendation and approval of a Special Committee consisting of CPA®:18 – Global’s independent directors. The merger is expected to close in the third quarter of 2022, subject to the approval of CPA®:18 – Global stockholders.

W. P. Carey is the second largest net lease REIT and one of the largest REITs (top 25 in the MSCI US REIT Index), and will have a pro forma equity market capitalization of $15.8 billion. Subject to the terms and conditions of the merger agreement, CPA®:18 – Global stockholders will receive total merger consideration consisting of 0.0978 shares of W. P. Carey common stock and $3.00 of cash for each share of CPA®:18 – Global Class A and Class C common stock. The total merger consideration reflects a value of $10.45 per share based on W. P. Carey’s trailing 3-day volume weighted average price (“VWAP”) of $76.17 as of February 25, 2022. The W. P. Carey shares to be issued in the merger will be listed on the New York Stock Exchange at the time of issuance.

Under the terms of the merger agreement, CPA®:18 – Global may solicit, receive, evaluate and enter into negotiations with respect to alternative proposals from third parties for a period of 30 days continuing through March 30, 2022. The CPA®:18 – Global Special Committee, with the assistance of its independent advisors, intends to actively solicit alternative proposals during this “go-shop” period. CPA®:18 – Global does not intend to disclose developments during this process, and there can be no assurance that this process will result in the receipt of any proposals for a superior transaction or that any other transaction will be approved or completed.

CPA®:18 – Global anticipates the primary benefits of the proposed merger to include:

●	Providing liquidity to CPA®:18 – Global investors through a combination of the issuance of shares of W. P. Carey, a large, publicly-traded global net lease REIT, and cash;

●	Providing the opportunity for CPA®:18 – Global investors to continue an investment in a similar company, receiving income in the form of quarterly dividends and participating in the potential upside of investing in a leading publicly traded REIT; and

●	Combining complementary real estate portfolios, with minimal integration cost and risk, and certainty of execution with no third-party financing requirements.

“We are pleased to have structured a transaction that will provide investors in CPA®:18 – Global with liquidity as well as the opportunity to continue their investment in a similar company, receiving income in the form of quarterly dividends and participating in the potential upside in a leading publicly traded REIT,” said Jason Fox, W. P. Carey's Chief Executive Officer. “It also provides W. P. Carey – the surviving company – with the opportunity to purchase high quality assets that align well with its own portfolio, generating stable and recurring real estate revenues that will support our focus on growth and income for investors.”

Morgan Stanley & Co. LLC is acting as financial advisor to the CPA®:18 – Global Special Committee. Clifford Chance US LLP is acting as legal advisor to CPA®:18 – Global and Troutman Pepper Hamilton Sanders LLP is acting as legal advisor to the CPA®:18 – Global Special Committee. BofA Securities is acting as lead financial advisor and DLA Piper LLP (US) is acting as the legal advisor to W. P. Carey.

In connection with the proposed transaction, W. P. Carey intends to file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a proxy statement of CPA®:18 – Global and that also constitutes a prospectus of W. P. Carey (the Proxy Statement/Prospectus). The Proxy Statement/Prospectus will describe in greater detail the terms of the proposed merger. Completion of the transaction is subject to, among other things, effectiveness of the Form S-4, the approval of CPA®:18 – Global stockholders and the satisfaction of other customary closing conditions. The transaction is currently expected to close during the third quarter of 2022, although there can be no assurance that the transaction will close at such time, if at all.

Corporate Property Associates 18 – Global Inc.

Corporate Property Associates 18 – Global Inc. (CPA®:18 – Global) is a publicly registered non-traded real estate investment trust (REIT) with a diversified portfolio of commercial real estate properties leased to companies domestically and internationally in addition to self-storage and student housing assets. As of December 31, 2021, our net lease portfolio was comprised of full or partial ownership interests in 53 properties, substantially all of which were fully occupied and triple-net leased to 50 tenants, and totaled approximately 10.4 million square feet. The remainder of our portfolio was comprised of full or partial ownership interests in 65 self-storage properties, three student housing development projects, and one student housing operating property, totaling 5.1 million square feet.

www.cpa18global.com

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among other things, statements regarding intent, belief or expectations of CPA®:18 – Global and generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “assume,” “outlook,” “seek,” “forecast,” and similar expressions. These forward-looking statements include, but are not limited to, statements regarding: the benefits of the proposed Merger, annualized dividends, funds from operations coverage, integration plans and expected synergies, the expected benefits of the proposed Merger, anticipated future financial and operating performance and results, including estimates of growth, and the expected timing of completion of the proposed Merger.

These statements are based on current expectations. It is important to note that actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to the effects of pandemics and global outbreaks of contagious diseases (such as the current COVID-19 pandemic) or the fear of such outbreaks, could also have material adverse effects on our business, financial condition, liquidity, results of operations, and prospects. You should exercise caution in relying on forward-looking statements as they involve known and unknown risks, uncertainties, and other factors that may materially affect our future results, performance, achievements, or transactions. Information on some of these factors are contained in CPA®:18 – Global’s and W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including, but not limited to, Part I, Item 1A. Risk Factors in each company’s Annual Report on Form 10-K for the year ended December 31, 2021. These risks, as well as other risks associated with the proposed Merger, will be more fully discussed in the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4 that CPA®:18 – Global will file with the SEC in connection with the proposed Merger. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Moreover, because we operate in a very competitive and rapidly changing environment, new risks are likely to emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of future results, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, CPA®:18 – Global does not undertake to revise or update any forward-looking statements.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. W. P. Carey intends to file with the SEC a registration statement on Form S-4 that will include a Proxy Statement of CPA®:18 – Global / Prospectus and other relevant documents to be mailed by CPA®:18 – Global to its security holders in connection with the proposed transactions.

WE URGE INVESTORS TO READ THE PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY CPA®:18 – GLOBAL AND W. P. CAREY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about CPA®:18 – Global, W. P. Carey and the proposed Transactions. Investors are urged to read these documents carefully and in their entirety.

Investors will be able to obtain these materials (when they become available) and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials (when they become available) will also be available free of charge by accessing CPA®:18 – Global’s website (http://www.cpa18global.com) or by accessing W. P. Carey’s website (http://www.wpcarey.com). Investors may also read and copy any reports, statements and other information filed by CPA®:18 – Global or W. P. Carey with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Proxy Solicitation

Information regarding W. P. Carey's directors and executive officers is available in its proxy statement filed with the SEC by W. P. Carey on March 31, 2021 in connection with its 2021 annual meeting of stockholders, and information regarding CPA®:18 – Global’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC by CPA®:18 – Global on February 25, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.